Exhibit 99.1

Linens 'n Things Announces Preliminary Fourth Quarter and Full Year 2005 Results

    CLIFTON, N.J.--(BUSINESS WIRE)--Feb. 2, 2006--Linens 'n Things, Inc. (NYSE:LIN), today reiterated its previous announcement that total net sales increased approximately 5.2% to $921.2 million for the fourth quarter ended December 31, 2005, up from $875.7 million for the same period last year. Comparable net sales for the fourth quarter of 2005 declined approximately 2.2%. Operating profit, which represents earnings before interest and taxes, is expected to be approximately $73 to $75 million, compared with $72.7 million for the same period last year. Depreciation and amortization for the fourth quarter ended December 31, 2005 is expected to be approximately $24.1 million, compared with $21.3 million for the same period last year.
    For the fifty-two week period ended December 31, 2005, net sales increased approximately 1.2% to $2,694.7 million, up from $2,661.5 million for the same period last year. Comparable net sales for the fifty-two week period ended December 31, 2005 declined approximately 5.9%. Operating profit is expected to be approximately $61.3 to $63.3 million, compared with $101.3 million for the same period last year. Depreciation and amortization for the fifty-two week period ended December 31, 2005 is expected to be approximately $90.3 million, compared with $81.3 million for the same period last year.
    The foregoing financial results are unaudited, and are therefore preliminary and are subject to change based on completion of the 2005 year-end audit and final management review.

    Linens 'n Things, with 2005 sales of $2.7 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of December 31, 2005, the Company was operating 542 stores in 47 states and six provinces across the United States and Canada. More information about Linens 'n Things can be found online at www.lnt.com.

    The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The forward-looking information can be identified by such forward-looking terminology as "expect", "anticipate", "believe", "belief", "may" and similar terms or variations of such terms. Our forward looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve significant risks and uncertainties, including: conduct, completion and satisfactory result of the 2005 year-end audit; absence of any significant audit changes or adjustments and any variations between estimated and actual amounts for the Company's critical accounting estimates and other significant accounting estimates. If these or other significant risks and uncertainties occur, or if our estimates or underlying assumptions prove inaccurate, our actual results could differ materially and the conditions to the consummation of the merger may not be satisfied. You are urged to consider all such risks and uncertainties. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation to and does not plan to update any such forward-looking statements.
    Our forward-looking statements are as of the date of this release only.

    CONTACT: Linens 'n Things, Inc.
             William T. Giles, 973-815-2929
             www.lnt.com